SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CORIXA CORPORATION

(Name of Registrant as Specified in Its Charter)

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	securities	computed	Proposed
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Filed by Corixa Corporation pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: Corixa Corporation
Commission File No.: 0-22891

The following reflects the script of a public conference call held by Corixa Corporation on May 9, 2005:

Corixa 2005 Q1 Financial Results
Conference Call Script
May 9, 2005

(800) 818-5264	Remote Operator:
(913) 981-4910	Click the following Meeting URL or enter it in your browser:
http://www.placeware.com/cc/vcc/join?id=RO3037493&role=attend&pw=BDQD4B

On the “Enter Meeting” page that appears, supply this information if requested:
Your Name: (enter your name)
Meeting ID:
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Jim:
Thank you for joining us. With me today is Dr. Steven Gillis, chairman and CEO of Corixa, and Michelle Burris, our chief financial officer. Earlier today, we issued our first-quarter 2005 earnings press release, a copy of which can be found in the news section of our Web site at corixa.com. As always, a recording of this call will be archived and available for replay later today in the Investors section of our Web site. In a moment, I will turn things over to Steve, who will review our recently announced agreement with GSK and our first-quarter progress. Michelle will then discuss our first-quarter financial results, and we will then invite your questions.

Before I turn things over to Steve, I would like to remind you that during this call we may make projections and other forward-looking statements regarding future events or the future financial performance of the company. As you know, these statements are just predictions, and actual events or results may differ. We caution you not to unduly rely on these forward-looking statements, which only reflect our projections as of today. Please refer to our documents filed with the SEC for information about risks that may affect the company, all of which are also available in the Investors section of our Web site. At this time I would like to turn the call over to Steve.

Steve:
Thanks Jim, and thank you all for joining us.

Today I’ll begin by briefly reiterating the terms of our agreement to be acquired by GSK, which was announced at the end of April. Under the terms of the agreement, GSK will pay $4.40 in cash for each share of Corixa common stock, or common stock equivalent, or approximately $300 million. This represents a 48% premium above our closing share price of $2.98 on April 28, 2005, the day prior to the announcement. The agreement is subject to customary approval conditions, and we expect the transaction to close in the third quarter of 2005.

As you know, we have worked with GSK on many programs over the years, including discovery and development of vaccine antigens, licensing of Corixa’s adjuvants for incorporation in GSK vaccines, and shared development and marketing of BEXXAR. This acquisition is a logical step in the long-standing relationship we’ve had with GSK. The terms of the agreement call for GSK to acquire all programs, assets, and related rights and obligations of Corixa. This includes our manufacturing facility in Hamilton,

Montana, which produces MPL, as well as programs in earlier stages of development like our toll-like receptors innate immunity program, our experimental tuberculosis vaccine and certain cancer vaccines. GSK will assume our $100 million in outstanding convertible notes, and after the transaction the holders of these notes will have the right to cause GSK to redeem the notes for par plus accrued interest.

We are in the process of finalizing the preliminary proxy statement and intend to file it with the Securities and Exchange Commission shortly. We urge investors and security holders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Additionally, documents filed with the SEC by Corixa are available free of charge on Corixa’s website at www.corixa.com. Documents on Corixa’s website will not be part of the filing. Our annual general meeting of stockholders will take place as originally scheduled on May 31. Shareholders will be notified of the timing and location of the special meeting to approve the acquisition by GSK in the proxy mailing.

We are currently working with representatives of GSK to assist with their review of non-MPL manufacturing development programs including work being conducted with compounds that interact with toll-like receptor 4 and therefore modulate innate immunity. As stated earlier, this work is aimed at providing GSK with adequate information so as to assist with their decision, subject to the closing of the merger, as to whether to continue these development programs, transfer them to other sites within GSK, abandon them or out-license their further development.

As mentioned in our year-end results conference call, we received increased MPL supply forecasts together with requests by GSK to accelerate our Montana MPL plant production to output levels approaching 1.8 kg/year in 2006 as opposed to 2008, the year previously contemplated for maximum plant output by the guaranteed manufacturing contract signed with GSK in July of 2004. We are making good progress with respect to hiring and training of personnel required to meet this objective and opportunity for increased manufacturing revenue.

With respect to our activities in the arena of TLR4 agonists, our human clinical trial involving intranasal administration of a single dose of CRX-675 in a randomized blinded, placebo controlled allergen challenge setting is continuing according to plan. We expect to report results of the study in the third quarter of this year. We remain on track with our planning and preparations for conducting a multi-dose CRX-675 trial in the allergy setting as well as filing an IND to cover intranasal administration of CRX-527 for prevention of upper respiratory infection.

In addition, we have been working to license or sell some of our cancer-related technology and have signed new licensing agreements and entered new collaborations during the first quarter. Our previously announced transactions with GenProbe for cancer diagnostics and with Genentech for rights to a specific oncology antibody target represent noteworthy examples. Subject to closing of the merger, these partnerships and collaborations will be assumed by GSK.

Now I’ll turn the call over to Michelle for a review of our first-quarter financial results. Michelle?

Michelle:
Thanks, Steve, and good afternoon everyone. I’ll begin with our first-quarter results and give an update on our balance sheet.

My discussion will include certain non-GAAP financial measures, which are financial measures that cannot be calculated in accordance with generally accepted accounting principles, or GAAP. In our earnings release issued earlier today, we provided a reconciliation of the non-GAAP financial measures included in the release. These adjustments to our current-period GAAP results are made with the intent of providing investors with a more complete understanding of Corixa’s underlying operational results, current trends and marketplace performance. The non-GAAP results are an indication of our baseline performance before other charges that are considered by us to be outside of our core operating results, such as acquisition-related charges and goodwill impairment.

I will take a few minutes to summarize our first-quarter results for those of you who have not had a chance to review the earnings release. For the first quarter of 2005, we reported total revenue of $7.2 million compared with total revenue of $6.0 million for the first quarter of 2004. Net loss applicable to common stockholders for the first quarter of 2005 was $12.4 million, compared with net loss of $21.2 million for the first quarter of 2004. Diluted net loss per common share for the first quarter of 2005 was $0.21 compared with diluted net loss per common share of $0.38 for the first quarter of 2004. Excluding acquisition-related charges, such as intangible and deferred compensation amortization, and restructuring charges, net loss applicable to common stockholders and diluted net loss per common share for the first quarter of 2005 were $12.0 million and $0.20, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $21.0 million and $0.38, respectively for the first quarter of 2004.

On December 31, 2004, we transferred all worldwide rights and responsibilities related to the manufacturing, development and commercialization of the BEXXAR® therapeutic regimen to GSK. As a result, we have classified all of our revenue and expenses related to BEXXAR since its approval in June 2003 as a discontinued operation in Corixa’s statement of operations.

A reconciliation of GAAP net loss and net loss per share to the respective non-GAAP amounts for the three months ended March 31, 2005, and March 31, 2004, is set forth at the end of our press release issued earlier today, a copy of which is available on our Web site at www.corixa.com.

As of March 31, 2005, we had $99.4 million in cash, cash equivalents and investments.

That concludes the update on our financials, so I will turn the call back over to Steve for closing remarks.

Steve
Thanks, Michelle.
During the first quarter we made progress in a number of areas including our efforts to meet GSK’s need for increased adjuvant production. We will continue to work with GSK in the second quarter to continue to address its MPL supply requirements as outlined in our agreement and will provide further updates on the acquisition as additional information becomes available.

Thank you again for joining us today. At this time I would like to invite the operator to open the call to questions.

Additional Information About the Proposed Acquisition and Where to Find It

Corixa will file a proxy statement with the SEC in connection with the proposed acquisition of Corixa by GSK. Corixa urges investors and security holders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Additionally, documents filed with the SEC by Corixa are available free of charge on Corixa’s website at www.corixa.com. Documents on Corixa’s website will not be part of the filing.

Corixa’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Corixa in connection with the transaction. A description of certain of the interests of directors and executive officers of Corixa is set forth in the proxy statement for Corixa’s 2005 annual meeting of stockholders, which was filed with the SEC on April 20, 2005. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.